Control No. 185578

Texas Department
of Motor Vehicles
MOTOR VEHICLE DIVISION

MOTOR VEHICLE DISTRIBUTOR

LICENSE NO: 108123

VENTA, INC.
2131 N COLLINS ST, # 433-614
ARLINGTON, TX 76011-2849

EXPIRES: 05/31/2013
PHYSICAL LOCATION:
7701 SAND ST
FORT WORTH, TX 76118-6928

THE PERSON NAMED ABOVE IS LICENSED AS A MOTOR VEHICLE DISTRIBUTOR FOR THE FOLLOWING LINE(S):
NANJING - AA, FOTON - MT, FOTON - LT, TAZZARI - NV

HAVING SATISFIED THE APPLICABLE REQUIREMENTS OF CHAPTER 2301 OF THE TEXAS OCCUPATIONS CODE, CHAPTER 503 OF THE TEXAS TRANSPORTATION CODE, AND THE RULES OF THE BOARD, THE PERSON NAMED ABOVE IS HEREBY LICENSED WITH THE TEXAS DEPARTMENT OF MOTOR VEHICLES, MOTOR VEHICLE DIVISION.

Molly Cost

Molly Cost, Director
Texas Department of Motor Vehicles
Motor Vehicle Division

WARNING: PENAL CODE SECTION 37.10, PROVIDES THAT TAMPERING WITH A GOVERNMENTAL RECORD IS AN OFFENSE PUNISHABLE AS A SECOND-DEGREE FELONY.